Exhibit 99.1

NEWS RELEASE

Gray Reports Record Operating Results for the Quarter Ended June 30, 2018

Atlanta, Georgia – August 7, 2018. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announces record results of operations for the three-months ended June 30, 2018, including record revenue and Broadcast Cash Flow (a non-GAAP financial measure, defined below). Our net income per diluted share for the second quarter of 2018 was $0.46.

Financial Highlights, Selected Operating Data and Other Recent Developments:

●

Record Second Quarter Revenue and Broadcast Cash Flow - Our revenue for the second quarter of 2018 was an all-time record of $250.3 million, increasing $23.7 million, or 10%, from the second quarter of 2017. Our net income for the second quarter of 2018 was $40.7 million and our Broadcast Cash Flow was an all-time record of $108.3 million for the second quarter of 2018, increasing $15.2 million, or 16%, from the second quarter of 2017.

●

Political Revenue – Our second quarter of 2018 political advertising revenue was $18.1 million, exceeding the high-end of our guidance range of $15.0 million. After giving effect to stations acquired and divested since 2014, we earned $16.5 million of political advertising revenue in the second quarter of 2014 which was the most recent non-presidential election year. Our political advertising revenue for the second quarter of 2018 was 9% greater than that of the second quarter of 2014.

●

Retransmission Revenue, Expense and Net - Our second quarter of 2018 gross retransmission revenue was $85.3 million, and our second quarter 2018 retransmission expense was $39.2 million. Our retransmission revenue, net of retransmission expense, was $46.1 million for the second quarter of 2018, exceeding the high end of our guidance by approximately $0.6 million. We currently anticipate that for calendar year 2018, gross retransmission revenue will be approximately $350.0 million to $353.0 million and retransmission revenue, net of retransmission expense, will be approximately $182.0 million to $184.0 million.

●

Total Leverage Ratio, Net of all Cash - As of June 30, 2018, our total leverage ratio, as defined in our senior credit facility, was 3.91 times on a trailing eight-quarter basis, netting our total cash balance of $510.6 million.

●

Pending Merger with Raycom Media - On June 23, 2018, we entered into a merger agreement with, among others, Raycom Media, Inc. Giving effect to the merger and prior to divestitures of stations due to market overlaps, we expect to own and/or operate 142 full-power television stations serving 92 markets. Upon completion, we expect to reach approximately 24 percent of U.S. television households through nearly 400 separate program streams including approximately 165 affiliates of the ABC/NBC/CBS/FOX networks, and over 100 affiliates of the CW, MyNetwork, and MeTV networks. These stations were ranked number-one in all day Nielsen ratings in 62 of the combined markets and number-one or number-two in 92% of the combined markets. In addition to high quality television stations, we also expect to acquire additional Raycom businesses that provide sports marketing, production and digital signage services, resulting in our becoming a more diversified media company. The consummation of the transaction is subject to the satisfaction or waiver of certain customary conditions, including, approval from the Federal Communications Commission, the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, the absence of any legal impediments to the merger, and customary third-party consents. We anticipate that the transaction will be completed during the fourth quarter of 2018.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Selected Operating Data (unaudited):

	Three Months Ended June 30,
			% Change		% Change
			2018 to		2018 to
	2018	2017	2017	2016	2016
	(dollars in thousands)
Revenue (less agency commissions):
Total	$250,344	$226,681	10%	$196,633	27%
Political	$18,070	$3,708	387%	$9,649	87%

Operating expenses (1)(3):
Broadcast	$141,919	$133,683	6%	$117,299	21%
Corporate and administrative	$10,833	$8,432	28%	$8,520	27%

Net income	$40,705	$70,561	(42)%	$17,662	130%

Non-GAAP cash flow (2):
Broadcast Cash Flow(3)	$108,270	$93,077	16%	$79,307	37%
Broadcast Cash Flow Less
Cash Corporate Expenses(3)	$98,672	$85,746	15%	$71,753	38%
Free Cash Flow	$58,524	$55,883	5%	$25,928	126%

	Six Months Ended June 30,
			% Change		% Change
			2018 to		2018 to
	2018	2017	2017	2016	2016
	(dollars in thousands)
Revenue (less agency commissions):
Total	$476,602	$430,142	11%	$370,356	29%
Political	$23,845	$5,029	374%	$19,304	24%

Operating expenses (1)(3):
Broadcast	$291,573	$267,239	9%	$225,835	29%
Corporate and administrative	$19,093	$16,142	18%	$24,190	(21)%

Net income	$60,650	$81,066	(25)%	$26,652	128%

Non-GAAP cash flow (2):
Broadcast Cash Flow(3)	$185,954	$163,456	14%	$145,244	28%
Broadcast Cash Flow Less
Cash Corporate Expenses(3)	$169,045	$149,390	13%	$122,980	37%
Free Cash Flow	$91,857	$92,477	(1)%	$50,144	83%

(1)	Excludes depreciation, amortization and (gain) loss on disposal of assets.
(2)	See definition of non-GAAP terms and a reconciliation of the non-GAAP amounts to net income included elsewhere herein.
(3)

Amounts in 2017 and 2016 have been reclassified to give effect to the implementation of Accounting Standards Update 2017-07, Compensation – Retirement Benefits (Topic 715) – Improving the Presentation of Net Periodic Pension Cost and Net Postretirement Benefit Cost (“ASU 2017-07”).

Gray Television, Inc.

Earnings Release for the three and six-month periods ended June 30, 2018                                   Page 2 of 14

Results of Operations for the Second Quarter of 2018

Revenue (less agency commissions).

The table below presents our revenue (less agency commissions) by type for the second quarter of 2018 and 2017 (dollars in thousands):

	Three Months Ended June 30,
	2018		2017		Amount	Percent
		Percent		Percent	Increase	Increase
	Amount	of Total	Amount	of Total	(Decrease)	(Decrease)
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$112,921	45.1%	$117,917	52.0%	$(4,996)	(4)%
National	29,873	11.9%	30,981	13.7%	(1,108)	(4)%
Political	18,070	7.2%	3,708	1.6%	14,362	387%
Retransmission consent	85,307	34.1%	69,371	30.6%	15,936	23%
Other	4,173	1.7%	4,704	2.1%	(531)	(11)%
Total	$250,344	100.0%	$226,681	100.0%	$23,663	10%

Total revenue increased $23.7 million, or 10%, to $250.3 million for the second quarter of 2018 compared to the second quarter of 2017. Total revenue increased primarily as a result of increased retransmission consent revenue, due primarily to increased retransmission consent rates, and increased political advertising revenue due to 2018 being the “on-year” of the two-year election cycle.

Broadcast Operating Expenses.

Broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $8.2 million, or 6%, to $141.9 million for the second quarter of 2018. The increase reflects, in part, the following:

●

Non-compensation expense increases of $6.5 million, or 10%, in the 2018 period primarily as the result of increased retransmission expense of $5.4 million, or 16%, to $39.2 million in the second quarter of 2018 and increases in professional fees.

●

Compensation expense increases of $1.7 million in 2018, primarily due to routine increases in compensation and severance costs. Including the effect of a $0.5 million adjustment related to forfeitures of equity incentive awards, we did not incur any non-cash stock-based compensation expenses in the second quarter of 2018. In the second quarter of 2017, our non-cash stock-based compensation expenses were $0.4 million.

Corporate and Administrative Operating Expenses.

Corporate and administrative expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $2.4 million, or 28%, to $10.8 million in the second quarter of 2018. The increase reflects, in part, the following:

●

Non-compensation expense increases of $2.1 million, primarily due to an increase of $1.9 million of professional fees related to acquisition activities. Professional fees related to acquisition activities were $3.7 million in the second quarter of 2018.

●

Compensation expense increases of $0.3 million, primarily due to increases in incentive compensation costs. Non-cash stock-based amortization expenses were $1.2 million and $1.1 million in the second quarters of 2018 and 2017, respectively.

Gray Television, Inc.

Earnings Release for the three and six-month periods ended June 30, 2018                                   Page 3 of 14

Taxes.

During the second quarter of 2018, we made aggregate federal and state income tax payments of approximately $3.6 million.

Results of Operations for the Six-Month Period Ended June 30, 2018

Revenue (less agency commissions).

The table below presents our revenue (less agency commissions) by type for the six-month periods ended June 30, 2018 and 2017 (dollars in thousands):

	Six Months Ended June 30,
	2018		2017		Amount	Percent
		Percent		Percent	Increase	Increase
	Amount	of Total	Amount	of Total	(Decrease)	(Decrease)
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$218,390	45.8%	$220,514	51.3%	$(2,124)	(1)%
National	54,385	11.4%	55,795	13.0%	(1,410)	(3)%
Political	23,845	5.0%	5,029	1.2%	18,816	374%
Retransmission consent	170,858	35.9%	136,944	31.8%	33,914	25%
Other	9,124	1.9%	11,860	2.7%	(2,736)	(23)%
Total	$476,602	100.0%	$430,142	100.0%	$46,460	11%

Total revenue increased $46.5 million, or 11%, to $476.6 million for the six-months ended June 30, 2018 compared to the six-months ended June 30, 2017. Total revenue increased primarily as a result of increased retransmission consent revenue, due primarily to increased retransmission consent rates, and increased political advertising revenue due to 2018 being the “on-year” of the two-year election cycle. Local and national advertising revenue decreased only slightly, in spite of the $2.3 million of revenue we earned from the broadcast of the 2018 Super Bowl on our NBC-affiliated stations, compared to $0.6 million that we earned from the broadcast of the 2017 Super Bowl on our FOX-affiliated stations. In addition, revenue from the broadcast of the 2018 Winter Olympic Games on our NBC-affiliated stations was approximately $5.5 million.

Broadcast Operating Expenses.

Broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $24.3 million, or 9%, to $291.6 million for the six-months ended June 30, 2018. The increase reflects, in part, the following:

●

Non-compensation expense increases of $19.6 million, or 15%, in the 2018 period, primarily as the result of increased retransmission expense of $14.9 million, or 23%, to $80.9 million in 2018 and net increases in several other expense categories including programming and other professional fees. Our programming costs related to the 2018 Winter Olympic Games were $1.5 million.

●

Compensation expense increases of $5.0 million in the 2018 period, primarily due to routine increases in compensation and severance costs. Including the effect of a $0.5 million adjustment related to forfeitures, our non-cash stock-based compensation expenses were $1.2 million and $0.7 million in the 2018 and 2017 periods, respectively.

Gray Television, Inc.

Earnings Release for the three and six-month periods ended June 30, 2018                                   Page 4 of 14

Corporate and Administrative Operating Expenses.

Corporate and administrative expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $3.0 million, or 18%, to $19.1 million for the 2018 period. The increase reflects, in part, the following:

•

Non-compensation expense increases of $2.4 million, primarily due to an increase of $2.0 million of professional fees related to acquisition activities. Professional fees related to acquisition activities were $3.8 million in the 2018 period.

•

Compensation expense increases of $0.6 million, primarily due to increased incentive compensation costs. Non-cash stock-based amortization expenses were $2.2 million and $2.1 million in the 2018 and 2017 periods, respectively.

(Gain) Loss on Disposal of Assets.

During the 2018 period, we reported gains on disposals of assets of $1.6 million compared to $76.8 million in the 2017 period. On June 1, 2017, we tendered two of our broadcast licenses and made other modifications to our broadcast spectrum related to our participation in the FCC’s broadcast spectrum auction. Our proceeds from this auction were $90.8 million and the cost of the assets disposed was $13.1 million.

Loss from Early Extinguishment of Debt.

In the 2017 period, we recorded a loss from early extinguishment of debt of approximately $2.9 million related to the amendment and restatement of our senior credit facility.

Taxes.

During the 2018 period, we made aggregate federal and state income tax payments of approximately $12.0 million. During the remainder of 2018, we anticipate making income tax payments (net of refunds) of approximately $23.9 million.

Gray Television, Inc.

Earnings Release for the three and six-month periods ended June 30, 2018                                   Page 5 of 14

Detailed Table of Operating Results

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Revenue (less agency commissions)	$250,344	$226,681	$476,602	$430,142
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast (1)	141,919	133,683	291,573	267,239
Corporate and administrative (1)	10,833	8,432	19,093	16,142
Depreciation	13,543	12,841	27,237	25,470
Amortization of intangible assets	5,153	6,657	10,589	12,224
Gain on disposals of assets, net	(794)	(77,326)	(1,615)	(76,799)
Operating expenses	170,654	84,287	346,877	244,276
Operating income	79,690	142,394	129,725	185,866
Other income (expense):
Miscellaneous income, net (1)	702	162	1,262	255
Interest expense	(24,831)	(23,791)	(49,081)	(46,982)
Loss from early extinguishment of debt	-	(311)	-	(2,851)
Income before income tax expense	55,561	118,454	81,906	136,288
Income tax expense	14,856	47,893	21,256	55,222
Net income	$40,705	$70,561	$60,650	$81,066

Basic per share information:
Net income	$0.46	$0.98	$0.69	$1.13
Weighted-average shares outstanding	87,765	71,821	88,408	71,849

Diluted per share information:
Net income	$0.46	$0.97	$0.68	$1.12
Weighted-average shares outstanding	88,305	72,501	88,937	72,510

Political advertising revenue (less agency commissions)	$18,070	$3,708	$23,845	$5,029

(1)	Amounts in 2017 have been reclassified to give effect to the implementation of ASU 2017-07.

Gray Television, Inc.

Earnings Release for the three and six-month periods ended June 30, 2018                                   Page 6 of 14

Other Financial Data:

	As of
	June 30,	December 31,
	2018	2017
	(in thousands)

Cash	$510,577	$462,399
Long-term debt, including current portion	$1,836,229	$1,837,428
Borrowing availability under our revolving credit facility	$100,000	$100,000

	Six Months Ended June 30,
	2018	2017
	(in thousands)

Net cash provided by operating activities	$97,452	$59,144
Net cash used in investing activities	(22,106)	(413,217)
Net cash (used in) provided by financing activities	(27,168)	71,244
Net increase (decrease) in cash	$48,178	$(282,829)

Guidance for the Three-Months Ending September 30, 2018

Based on our current forecasts for the quarter ending September 30, 2018 (the “third quarter of 2018”) and excluding the anticipated results of any pending transactions, we anticipate the changes from the quarter ended September 30, 2017 (the “third quarter of 2017”) as outlined below:

	Low End		High End
	Guidance for	% Change From	Guidance for	% Change From
	the Third	Third	the Third	Third	Third
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2018	2017	2018	2017	2017
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$270,000	23%	$280,000	28%	$218,977

OPERATING EXPENSES (1)
(before depreciation, amortization and (gain) loss on disposal of assets):
Broadcast	$145,000	4%	$148,000	6%	$139,542
Corporate and administrative	$10,000	20%	$11,000	32%	$8,330

OTHER SELECTED DATA:
Political advertising revenue
(less agency commissions)	$41,000	924%	$45,000	1024%	$4,005

(1)	Amounts in 2017 have been reclassified to give effect to the implementation of ASU 2017-07.

Gray Television, Inc.

Earnings Release for the three and six-month periods ended June 30, 2018                                   Page 7 of 14

Comments on Third Quarter of 2018 Guidance

Revenue.

Based on our current forecasts for the third quarter of 2018, we anticipate the following changes from the third quarter of 2017:

•

We believe our third quarter of 2018 local advertising revenue (including internet/digital/mobile) will change to be within a range of approximately $107.0 million to $110.0 million, representing a -3% to +0% change.

•	We believe our third quarter of 2018 national advertising revenue will change to be within a range of approximately $28.5 million to $29.5 million, representing a -8% to -5% change.

•

We believe our third quarter of 2018 political advertising revenue will be within a range of approximately $41.0 million to $45.0 million. After giving effect to stations acquired and divested since 2014, we earned $41.1 million of political advertising revenue in the third quarter of 2014 which was the most recent non-presidential election year. We estimate that our political advertising revenue for the third quarter of 2018 will be equal to or as much as +9% greater than that of the third quarter of 2014.

•

We anticipate that our gross retransmission revenue for calendar year 2018 will be within a range of approximately $350.0 million to $353.0 million and net retransmission revenue will be within a range of approximately $182.0 million to $184.0 million. We believe our third quarter of 2018 retransmission consent revenue will be within a range of approximately $90.0 million to $92.0 million.

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets, net).

For the third quarter of 2018, we anticipate that our broadcast operating expenses will increase primarily due to retransmission expense which we expect to increase by a range of approximately $6.3 million to $7.3 million to within a range of approximately $41.0 million to $42.0 million.

Corporate and Administrative Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets).

For the third quarter of 2018, we anticipate our corporate and administrative operating expense will increase to within a range of approximately $10.0 million to $11.0 million, primarily attributable to increases in professional services fees. We anticipate that costs related to our pending acquisitions, and in particular the Raycom merger, will be approximately $2.0 million to $3.0 million in the third quarter.

Gray Television, Inc.

Earnings Release for the three and six-month periods ended June 30, 2018                                   Page 8 of 14

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates over 100 television stations across 57 television markets that collectively broadcast over 200 program streams including over 100 channels affiliated with the CBS/NBC/ABC/FOX television networks. Our portfolio includes the number-one or number-two ranked television station for both overall audience and news audience in all 57 of our 57 markets, which collectively cover approximately 10.4% of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the third quarter of 2018 or other periods, future income tax payments, pending transactions and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of the date hereof. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2017 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our second quarter operating results on August 7, 2018. The call will begin at 10:00:00 A.M. Eastern Time. The live dial-in number is 1(855) 493-3489 and the confirmation code is 4239649. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (855) 859-2056, Confirmation Code: 4239649 until September 4, 2018.

Gray Contacts

Web site: www.gray.tv

Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Gray Television, Inc.

Earnings Release for the three and six-month periods ended June 30, 2018                                   Page 9 of 14

Effects of Acquisitions and Divestitures on Our Results of Operations and Non-GAAP Terms

From January 1, 2016 (the beginning of the earliest period presented) through June 30, 2018, we completed eight acquisition transactions and one divestiture transaction. As more fully described in our 2017 Form 10-K filed with the Securities and Exchange Commission and in our other prior disclosures, these transactions added a net total of 21 television stations to our operations. We refer to these transactions, collectively, as the “Acquisitions.”

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, Free Cash Flow, Operating Cash Flow as defined in the Senior Credit Agreement and Total Leverage Ratio and Net of All Cash. These non-GAAP amounts are used by us to approximate amounts used to calculate key financial performance covenants contained in our debt agreements and are used with our GAAP data to evaluate our results and liquidity.

We define Broadcast Cash Flow as net income plus loss from early extinguishment of debt, corporate and administrative expenses, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits and payments for program broadcast rights.

We define Broadcast Cash Flow Less Cash Corporate Expenses as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits and any payments for program broadcast rights.

We define Free Cash Flow as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, amortization of deferred financing costs, any income tax expense and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast rights, contributions to pension plans, amortization of original issue premium on our debt, purchases of property and equipment (net of reimbursements) and the payment of income taxes (net of any refunds received).

We define Operating Cash Flow as defined in our Senior Credit Agreement as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, interest expense, any income tax expense, non-cash 401(k) expense and trade expense less any gain on disposal of assets, any income tax benefits, payments for program broadcast rights, trade income, and contributions to pension plans. Operating Cash Flow as defined in our Senior Credit Agreement gives effect to the revenue and broadcast expenses of the Acquisitions as if they had been acquired or divested, respectively, on April 1, 2016. It also gives effect to certain operating synergies expected from the Acquisitions and related financings and adds back professional fees incurred in completing the Acquisitions. Certain of the financial information related to the Acquisitions has been derived from, and adjusted based on, unaudited, un-reviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from this financial information if the Acquisitions had been completed at the stated date. In addition, the presentation of Operating Cash Flow as Defined in the Senior Credit Agreement and the adjustments to such information, including expected synergies resulting from such transactions, may not comply with GAAP or the requirements for pro forma financial information under Regulation S-X under the Securities Act.

Gray Television, Inc.

Earnings Release for the three and six-month periods ended June 30, 2018                                   Page 10 of 14

Our Total Leverage Ratio, Net of All Cash is determined by dividing our Adjusted Total Indebtedness, Net of All Cash by our Operating Cash Flow as defined in our Senior Credit Agreement, divided by two. Our Adjusted Total Indebtedness, Net of All Cash represents the total outstanding principal of our long-term debt, plus certain other obligations as defined in our Senior Credit Agreement, less all cash. Our Operating Cash Flow as defined in our Senior Credit Agreement, divided by two, represents our average annual Operating Cash Flow as defined in our Senior Credit Agreement for the preceding eight quarters.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to, and in conjunction with, results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.

Earnings Release for the three and six-month periods ended June 30, 2018                                   Page 11 of 14

Reconciliation, in thousands – Quarter:

	Three Months Ended June 30,
	2018	2017	2016

Net income	$40,705	$70,561	$17,662
Adjustments to reconcile from net income to Free Cash Flow:
Depreciation	13,543	12,841	11,617
Amortization of intangible assets	5,153	6,657	4,242
Non-cash stock-based compensation	1,214	1,434	1,272
(Gain) loss on disposals of assets, net	(794)	(77,326)	1,228
Miscellaneous income, net (1)	(702)	(163)	(101)
Interest expense	24,831	23,791	24,269
Loss from early extinguishment of debt	-	311	-
Income tax expense	14,856	47,893	11,897
Amortization of program broadcast rights	5,258	5,013	4,813
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	-	8	7
Payments for program broadcast rights	(5,392)	(5,274)	(5,153)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	9,598	7,331	7,554
Broadcast Cash Flow (1)	108,270	93,077	79,307
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(9,598)	(7,331)	(7,554)
Broadcast Cash Flow Less Cash Corporate Expenses (1)	98,672	85,746	71,753
Contributions to pension plans	-	-	(1,113)
Interest expense	(24,831)	(23,791)	(24,269)
Amortization of deferred financing costs	1,158	1,158	1,196
Amortization of net original issue premium on senior notes	(152)	(152)	(216)
Purchases of property and equipment	(13,635)	(6,438)	(7,544)
Reimbursements of property and equipment purchases	909	-	-
Income taxes paid, net of refunds	(3,597)	(640)	(13,879)
Free Cash Flow	$58,524	$55,883	$25,928

(1)	Amounts in 2017 and 2016 have been reclassified to give effect to the implementation of ASU 2017-07.

Gray Television, Inc.

Earnings Release for the three and six-month periods ended June 30, 2018                                   Page 12 of 14

Reconciliation, in thousands – Year to Date:

	Six Months Ended June 30,
	2018	2017	2016

Net income	$60,650	$81,066	$26,652
Adjustments to reconcile from net income to Free Cash Flow:
Depreciation	27,237	25,470	22,743
Amortization of intangible assets	10,589	12,224	8,130
Non-cash stock based compensation	3,371	2,772	2,556
(Gain) loss on disposals of assets, net	(1,615)	(76,799)	(420)
Miscellaneous income, net (1)	(1,262)	(255)	(630)
Interest expense	49,081	46,982	45,544
Loss from early extinguishment of debt	-	2,851	-
Income tax expense	21,256	55,222	18,312
Amortization of program broadcast rights	10,604	10,235	9,209
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	-	15	14
Payments for program broadcast rights	(10,866)	(10,393)	(9,130)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	16,909	14,066	22,264
Broadcast Cash Flow (1)	185,954	163,456	145,244
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(16,909)	(14,066)	(22,264)
Broadcast Cash Flow Less Cash Corporate Expenses (1)	169,045	149,390	122,980
Contributions to pension plans	-	(624)	(1,633)
Interest expense	(49,081)	(46,982)	(45,544)
Amortization of deferred financing costs	2,315	2,309	2,267
Amortization of net original issue premium on senior notes	(305)	(305)	(432)
Purchases of property and equipment	(19,915)	(10,415)	(13,475)
Reimbursements of property and equipment purchases	1,846	-	-
Income taxes paid, net of refunds	(12,048)	(896)	(14,019)
Free Cash Flow	$91,857	$92,477	$50,144

(1)	Amounts in 2017 and 2016 have been reclassified to give effect to the implementation of ASU 2017-07.

Gray Television, Inc.

Earnings Release for the three and six-month periods ended June 30, 2018                                   Page 13 of 14

 Reconciliation of Total Leverage Ratio, Net of All Cash, in thousands except for ratio:

Eight Quarters Ended
June 30, 2018

Net income	$358,223
Adjustments to reconcile from net income to operating cash flow as defined in our Senior Credit Agreement:
Depreciation	102,390
Amortization of intangible assets	44,127
Non-cash stock-based compensation	14,220
(Gain) loss on disposal of assets, net	(75,066)
Interest expense	196,032
Loss from early extinguishment of debt	34,838
Income tax (benefit) expense	(22,312)
Amortization of program broadcast rights	41,429
Common stock contributed to 401(k) plan	31
Payments for program broadcast rights	(41,577)
Pension expense	(931)
Contributions to pension plans	(4,539)
Adjustments for stations acquired or divested, financings and expected synergies during the eight quarter period	35,951
Professional fees related to acquisitions and divestitures	6,182
Operating Cash Flow as defined in our Senior Credit Agreement	$688,998
Operating Cash Flow as defined in our Senior Credit Agreement, divided by two	$344,499

June 30, 2018
Adjusted Total Indebtedness:
Total outstanding principal, including current portion	$1,857,026
Capital leases and other debt	691
Cash	(510,577)
Adjusted Total Indebtedness, Net of All Cash	$1,347,140

Total Leverage Ratio, Net of All Cash	3.91

Gray Television, Inc.

Earnings Release for the three and six-month periods ended June 30, 2018                                   Page 14 of 14